EXHIBIT 99

PRESS RELEASE DATED JANUARY 29, 2014

Company Contact:

William R. Jacobs

Chief Financial Officer

Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. Announces

fourth quarter and year end 2013 Results

notable items include:

•	Earnings per share increased over 16% for the year
•	TOTAL ORIGINATED LOANS INCREASED 26.8% during the year, FUELED BY 42.7% GROWTH IN MULTIFAMILY LOANS
•	NET INTEREST INCOME INCREASED 9.6% for the year
•	NONPERFORMING ASSETS TO TOTAL ASSETS decreased TO 0.68% AS NONPErFORMING LOANS DECLINED 49.9% FROM the prior YEAR END
•	CASH DIVIDEND OF $0.06 PER COMMON SHARE declared PAYABLE february 26, 2014, TO STOCKHOLDERS OF RECORD AS OF february 12, 2014
•	BOARD OF DIRECTORS AUTHORIZES A 5% STOCK REPURCHASE PROGRAM

woodbridge, New Jersey, January 29, 2014.…Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic earnings per common share of $0.09 and $0.35 for the quarter and year ended December 31, 2013, respectively, compared to basic earnings per common share of $0.06 and $0.30 for the quarter and year ended December 31, 2012, respectively, and diluted earnings per common share of $0.09 and $0.34 for the quarter and year ended December 31, 2013, respectively, compared to diluted earnings per common share of $0.06 and $0.29 for the quarter and year ended December 31, 2012, respectively.

“This is a landmark year for Northfield as we completed our transition to a fully public company,” noted John W. Alexander, Chairman and Chief Executive Officer of Northfield.  “This accomplishment is highlighted by a 16.7 percent increase in earnings per share, and the payment of $0.49 in total dividends for 2013, which included a $0.25 special dividend.  This growth was accomplished, in part, from an over 20% increase in our net loans held-for-investment, fueled by an almost 43 percent increase in multifamily loans.  We were able to maintain a stable net interest margin in a very competitive environment as we continued to reposition the balance sheet away from lower yielding securities.”

Mr. Alexander continued, “As we have warned previously, the ever changing interest rate environment could restrict loan growth prospectively as the Federal Reserve tapers its bond purchases.  This tapering is expected to result in increasing interest rates and related borrowing costs, and could have the effect of reducing our loan originations.”

“We continue to focus on deploying our almost 26 percent capital,” Mr. Alexander added.  “With the completion of the one year moratorium on share repurchases, I’m pleased to announce that the Board of Directors has authorized a 5% stock repurchase program.    I also am pleased to announce the Board of Directors has declared a quarterly cash dividend of $0.06 per common share.  The quarterly dividend will be payable on February 26, 2014, to stockholders of record as of February 12, 2014.”

Financial Condition

Total assets decreased $110.4 million, or 3.9%, to $2.70 billion at December 31, 2013, from $2.81 billion at December 31, 2012.  The decrease was primarily attributable to decreases in cash and cash equivalents of $67.5 million and securities available-for-sale of $338.5 million, partially offset by increases in net loans held-for-investment of $246.9 million, bank owned life insurance of $32.1 million, and other assets of $19.0 million.

Total loans held-for-investment, net, increased $246.5 million to $1.49 billion at December 31, 2013, as compared to $1.24 billion at December 31, 2012.

Originated loans held-for-investment, net, totaled $1.35 billion at December 31, 2013, as compared to $1.07 billion at December 31, 2012.  The increase was primarily due to an increase in multifamily real estate loans, of  $260.8 million, or 42.7%, to $871.0 million at December 31, 2013, from $610.1 million at December 31, 2012.  In the current economic environment, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.  The following table details our multifamily originations for the year ended December 31, 2013 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	(F)ixed or (V)ariable	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	Amortization Term
$ 354,926	3.54%	61%	V	95	20 to 30 Years
28,879	4.00%	34%	F	174	5 to 15 Years
383,805	3.57%	59%

Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $59.5 million at December 31, 2013, as compared to $75.3 million at December 31, 2012.  The Company accreted interest income of $5.7 million for the year ended December 31, 2013, compared to $6.4 million for the year ended December 31, 2012.

The Company’s securities available-for-sale portfolio totaled $937.1 million at December 31, 2013, compared to $1.28 billion at December 31, 2012.  At December 31, 2013, $855.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost of $4.5 million and an estimated fair value of $4.6 million at December 31, 2013.  In addition to the above mortgage-backed securities, the Company held $76.5 million in corporate bonds which were all rated investment grade at December 31, 2013, and $510,000 of equity investments in money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $45.9 million at December 31, 2013, as compared to $103.4 million at December 31, 2012.  The decrease is primarily attributable to funding loan growth and the purchase of bank owned life insurance.

Total liabilities decreased $411.7 million, or 17.2%, to $1.99 billion at December 31, 2013, from $2.40 billion at December 31, 2012.  The decrease was primarily attributable to decreased deposits of $464.2 million, partially offset by increased borrowings of $51.2 million.

The decrease in deposits at December 31, 2013 from December 31, 2012, was $174.6 million, or 10.5%, after excluding the deposits of $289.6 million used to purchase stock in the second-step conversion in the first quarter of 2013.   The decrease was attributable to decreases of $175.2 million in certificates of deposit accounts and $60.4 million in money market accounts, partially offset by increases of $47.6 million in transaction accounts and $13.4 million in savings accounts.  The decline in deposits results from with the Company’s decision not to retain higher cost time deposits.

Borrowings increased by $51.2 million, or 12.2%, to $470.3 million at December 31, 2013, from $419.1 million at December 31, 2012.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and short-term borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2014	$ 99,168	2.04%
2015	114,500	2.63%
2016	108,910	2.18%
2017	80,003	1.40%
2018	64,080	1.77%
	$ 466,661	2.07%

Total stockholders’ equity increased by $301.2 million to $716.1 million at December 31, 2013, from $414.9 million at December 31, 2012.  This increase was primarily attributable to a $330.1 million increase related to the net proceeds from the stock conversion, net income of $19.1 million for the year ended December 31, 2013, and a  $5.4 million increase related to ESOP and equity award activity.  These increases were partially offset by a $22.9 million decrease in accumulated other comprehensive income as a result of an increased interest rate environment, treasury share repurchases of $3.6 million, and dividend payments of $26.9 million, which included a special dividend of $14.5 million paid on May 22, 2013.

Asset Quality

The following table details total non-accruing loans, total non-performing loans,  total non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2013, September  30, 2013, and December 31, 2012 (dollars in thousands):

	December 31,	September 30,	December 31,
	2013	2013	2012
Non-accruing loans:
Held-for-investment	$ 6,649	$ 7,192	$ 10,348
Held-for-sale	471	1,493	5,325
Non-accruing loans subject to restructuring agreements:
Held-for-investment	10,651	10,609	19,152
Held-for-sale	-	187	122
Total non-accruing loans	17,771	19,481	34,947
Loans 90 days or more past due and still accruing:
Held-for-investment	32	18	621
Total non-performing loans	17,803	19,499	35,568
Other real estate owned	634	664	870
Total non-performing assets	$ 18,437	$ 20,163	$ 36,438
Non-performing loans to total loans	1.19%	1.39%	2.86%
Non-performing assets to total assets	0.68%	0.74%	1.30%
Loans subject to restructuring agreements and still accruing	$ 26,190	$ 26,426	$ 25,697
Accruing loans 30 to 89 days delinquent	$ 13,331	$ 16,248	$ 14,780

Total Non-accruing Loans

Total non-accruing loans decreased $17.2 million to $17.8 million at December 31, 2013, from $35.0 million at December 31, 2012.  The following table details the decrease (dollars in thousands):

	At or for the Year Ended
	December 31,
	2013	2012
Balance at beginning of period	$ 34,947	$ 43,781
Additions	3,444	8,030
Advances	-	561
Sales of held-for-sale loans	(6,849)	(3,448)
Sales of held-for-investment loans	(5,049)	(7,826)
Pay-offs and principal pay-downs	(3,019)	(517)
Returned to accrual status	(4,735)	(3,254)
Charge-offs	(968)	(2,214)
Transfer to other real estate owned	-	(166)
Balance at end of period	$ 17,771	$ 34,947

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $10.7 million and $19.3 million at December 31, 2013, and December 31, 2012, respectively.  At December 31, 2013, $7.5 million, or 70.4% of the $10.7 million were not performing in accordance with their restructured terms, as compared to $3.3 million, or 17.0%, at December 31, 2012.  One relationship accounts for the entire $7.5 million of loans not performing in accordance with their restructured terms at December 31, 2013. The relationship is made of up of several loans totaling $7.5 million collateralized by real estate, with  an aggregate appraised value of $9.5 million.

The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $26.2 million and $25.7 million at December 31, 2013 and December 31, 2012, respectively.  At December 31, 2013, loans of $3.6 million, or 13.7% of the $26.2 million were not performing in accordance with the restructured terms, as compared to none at December 31, 2012.

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing decreased $589,000 to $32,000 at December 31, 2013, from $621,000 at December 31, 2012.  The decrease resulted from certain loans being transferred to non-accrual status.

Other real estate owned was $634,000 and $870,000 at December 31, 2013 and December 31, 2012, respectively.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at December 31, 2013, totaled $13.3 million, a decrease of $1.5 million from the December 31, 2012, balance of $14.8 million.  The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2013, September 30, 2013, and December 31, 2012 (dollars in thousands).

	December 31, 2013	September 30, 2013	December 31, 2012
Real estate loans:
Commercial	$ 4,274	$ 5,786	$ 4,736
One-to-four family residential	5,644	4,925	5,584
Construction and land	-	-	159
Multifamily	2,483	3,227	2,731
Home equity and lines of credit	94	93	44
Commercial and industrial loans	815	2,207	1,467
Other loans	21	10	59
Total delinquent accruing loans	$ 13,331	$ 16,248	$ 14,780

PCI Loans (Held-for-Investment)

At December 31, 2013, based on recorded contractual principal, 6.6% of PCI loans were past due 30 to 89 days, and 14.9% were past due 90 days or more, as compared to 5.4% and 11.4%, respectively, at December 31, 2012.  The increase in the percentage of delinquencies results from declining PCI principal balances of $15.9 million to $59.5 at December 31, 2013 from December 31, 2012.

Results of Operations

Comparison of Operating Results for the Three Months Ended December 31, 2013 and 2012

Net income was $5.0 million and $3.2 million for the quarters ended December 31, 2013 and 2012, respectively.  Significant variances from the comparable prior year period are as follows: a $724,000 increase in net interest income, a $1.5 million decrease in the provision for loan losses, a  $1.1 million increase in non-interest income, a $462,000 increase in non-interest expense, and a $1.2 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2013, increased $724,000, or 4.0%, due primarily to a $104.1 million, or 4.3%, increase in our interest-earning assets partially offset by a  one basis point decrease in our net interest margin to 2.95%.  The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $283.9 million and other securities of $10.5 million partially offset by decreases in mortgage-backed securities of $187.4 million and deposits in financial institutions of $7.0 million.  The 2013 fourth quarter included loan prepayment income of $290,000, as compared to $559,000 for the quarter ended December 31, 2012.  Rates paid on interest-bearing liabilities decreased 19 basis points to 0.90% for the current quarter, as compared to 1.09% for the prior year period.  This was partially offset by a 28 basis point decrease in yield earned on interest earning assets to 3.57% for the quarter ended December 31, 2013, as compared to 3.85% for the comparable quarter in 2012.

The provision for loan losses decreased $1.5 million, or 77.8%, to $416,000 for the quarter ended December 31, 2013, from $1.9 million for the quarter ended December 31, 2012.  The decrease in the provision for loan losses resulted primarily from a decrease in net charge-offs of approximately $1.0 million and a decrease in non-performing loans, partially offset by loan growth.  Originated loan growth was approximately 7.9% for the quarter ended December 31, 2013, compared to 4.4% for the quarter ended December 31, 2012.  Net charge-offs were  $1.5 million for the quarter ended December 31, 2013, compared to net charge-offs of $2.5 million for the quarter ended December 31, 2012.

Non-interest income increased $1.1 million, or 78.0%, to $2.6 million for the quarter ended December 31, 2013, from $1.5 million for the quarter ended December 31, 2012.  This increase was primarily a result of a $230,000 increase in gain on securities transactions, net, a  $275,000 increase in income on bank owned life insurance, and a $442,000 increase in other non-interest income which was primarily related to the sale of vacant land adjacent to a branch. Securities gains in the fourth quarter of 2013 included $267,000 related to the Company’s trading portfolio, while the fourth quarter of 2012 included securities losses of $72,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $462,000, or 3.7%, for the quarter ended December 31, 2013, compared to the quarter ended December 31, 2012.  This is due primarily to a $657,000 increase in compensation and employee benefits which is related to increased staff due to branch openings, additional ESOP expense related to the issuance of shares in the second step conversion, and to a lesser extent salary adjustments effective January 1, 2013, and includes an increase of $339,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there was a $408,000 increase in occupancy expense primarily related to new branches and the renovation of existing branches. The increases were partially offset by a $135,000 decrease in professional fees, a $109,000 decrease in FDIC insurance and a $363,000 decrease in other expenses primarily related to a decrease in OREO expenses and reserves on loan commitments.

The Company recorded income tax expense of $2.9 million for the quarter ended December 31, 2013, compared to $1.8 million for the quarter ended December 31, 2012.  The effective tax rate for the quarter ended December 31, 2013, was 37.2%, as compared to 35.5% for the quarter ended December 31, 2012.

Comparison of Operating Results for the Year Ended December 31, 2013 and 2012

Net income was $19.1 million and $16.0 million for the years ended December 31, 2013 and 2012, respectively.  Significant variances from the comparable prior year are as follows: a $6.6 million increase in net interest income, a $1.6 million decrease in the provision for loan losses, a $1.6 million increase in non-interest income, a $4.9 million increase in non-interest expense, and a $1.8 million increase in income tax expense.

Net interest income for the year ended December 31, 2013, increased $6.6 million, or 9.6%, as the $232.3 million, or 10.1%, increase in our interest-earning assets more than offset the one basis point decrease in our net interest margin to 2.97%.  The increase in average interest-earning assets was due primarily to increases in average net loans outstanding of $238.7 million, other securities of $13.2 million, and deposits in financial institutions of $4.7 million partially offset by a decrease in mortgage-backed securities of $24.8 million.  The December 31, 2013 year included loan prepayment income of $2.2 million compared to $1.5 million for the year ended December 31, 2012.  The year ended December 31, 2013, also included a recovery of $256,000 of interest that was previously applied to principal.  Rates paid on interest-bearing liabilities decreased 25 basis points to 0.95% for the current year as compared to 1.20% for the prior year.  This was offset by a 33 basis point decrease in yields earned on interest earning assets to 3.63% for the year ended December 31, 2013, as compared to 3.96% for 2012.

The provision for loan losses decreased $1.6 million, or 45.5%, to $1.9 million for the year ended December 31, 2013, from $3.5 million for the year ended December 31, 2012.  The decrease in the provision for loan losses resulted primarily from a decrease in net charge-offs of approximately $1.6 million, a decrease in non-performing loans, partially offset by loan growth.  Originated loan growth was approximately 26.8% for the year ended December 31, 2013, compared to 8.1% for the year ended December 31, 2012.  Net charge-offs were $2.3 million for the year ended December 31, 2013, compared to net charge-offs of $3.9 million for the year ended December 31, 2012.

Non-interest income increased $1.6 million, or 18.3%, to $10.2 million for the year ended December 31, 2013, from $8.6 million for the year ended December 31, 2012.  This increase was primarily a result of an increase of $683,000 in gain on securities transactions, net, a  $724,000 increase in income on bank owned life insurance and a $401,000 increase in other non-interest income which was primarily related to the sale of vacant land adjacent to a branch, partially offset by an increase of $410,000 in other-than-temporary impairment losses on securities.  Securities gains in 2013 included $963,000 related to the Company’s trading portfolio, while 2012 included securities gains of $384,000 related to the Company’s trading portfolio.

Non-interest expense increased $4.9 million, or 9.9%, for the year ended December 31, 2013, compared to the year ended December 31, 2012.  This was due primarily to a $3.0 million increase in compensation and employee benefits which is related to increased staff due to branch openings and the Flatbush Federal Bancorp merger (Merger), additional ESOP expense related to the issuance of shares in the second step conversion, and to a lesser extent salary adjustments effective January 1, 2013, and includes an increase of $579,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there was  a $1.5  million increase in occupancy expense primarily related to new branches, the Merger, and the renovation of existing branches, and a $562,000 increase in data processing fees due to data conversion charges related to the Merger.  This increase was partially offset by a $394,000 decrease in professional fees.

The Company recorded income tax expense of $10.7 million for the year ended December 31, 2013, compared to $8.9 million for the year ended December 31, 2012.  The effective tax rate for the year ended December 31, 2013, was 35.9%, as compared to 35.7% for the year ended December 31, 2012.

Comparison of Operating Results for the Three Months Ended December 31, 2013, and September 30, 2013

Net income was $5.0 million and $5.1 million for the quarters ended December 31, 2013, and September 30, 2013, respectively.  Significant variances from the prior quarter are as follows: a $638,000 decrease in net interest income, a $401,000 decrease in the provision for loan losses, a  $31,000 increase in non-interest income, a $320,000 decrease in non-interest expense, and a $258,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2013, decreased $638,000, or 3.3%, as our net interest margin decreased by 13 basis points to 2.95%, and was partially offset by interest-earning assets increasing by $24.1 million.  The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $99.1 million and deposits in financial institutions of $9.3 million, partially offset by decreases in mortgage-backed securities of $57.8 million and in other securities of $30.5 million. The December 31, 2013, quarter included loan prepayment income of $290,000 compared to $1.1 million for the quarter ended September 30, 2013.  Rates paid on interest-bearing liabilities decreased four basis points to 0.90% for the current quarter as compared to 0.94% for the prior period.  Yields earned on interest earning assets decreased by 15  basis points to 3.57% for the quarter ended December 31, 2013, as compared to 3.72% for the quarter ended September 30, 2013.

The provision for loan losses decreased $401,000, or 49.1%, to $416,000 for the quarter ended December 31, 2013, from $817,000 for the quarter ended September 30, 2013.  The decrease in the provision for loan losses is primarily attributable to a decrease in historical loss factors and a decrease in non-performing loans at December 31, 2013, as compared to September 30, 2013 partially offset by loan growth.  Net charge-offs were $1.5 million for the quarter ended December 31, 2013, compared to net charge-offs of $523,000 for the quarter ended September 30, 2013.

Non-interest income was relatively flat at  $2.6 million for the quarters ended December 31, 2013 and September 30, 2013.  Significant variances from the prior quarter were a $467,000 decrease in gain on securities transactions, net, an increase of $96,000 in fees and service charges, and an increase of $382,000 in other non-interest income which was primarily related to the sale of vacant land adjacent to a branch. Securities gains in the fourth quarter of 2013 included $267,000 related to the Company’s trading portfolio described above, while the third quarter of 2013 included securities gains of $390,000 related to the Company’s trading portfolio.

Non-interest expense decreased $320,000, or 2.4%, for the quarter ended December 31, 2013, compared to the quarter ended September 30, 2013.  This is due primarily to a $109,000 decrease in occupancy expense,  an $89,000 decrease in professional fees and a $167,000 decrease in other expenses.

The Company recorded income tax expense of $2.9 million for the quarter ended December 31, 2013 compared to $2.7 million for the quarter ended September 30, 2013.  The effective tax rate for the quarter ended December 31, 2013 was 37.2%, as compared to 34.5% for the quarter ended September 30, 2013.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At	At	At
	December 31, 2013	September 30, 2013	December 31, 2012
	(unaudited)	(unaudited)
Selected Financial Condition Data:
Total assets	$ 2,702,764	$ 2,727,219	$ 2,813,201
Cash and cash equivalents	61,239	93,653	128,761
Trading securities	5,998	5,706	4,677
Securities available-for-sale, at estimated fair value	937,085	1,023,055	1,275,631
Securities held-to-maturity	-	-	2,220
Loans held-for-sale	471	3,945	5,447
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	59,468	62,802	75,349
Loans acquired, net	77,817	81,785	101,433
Originated loans, net	1,352,191	1,253,280	1,066,200
Total loans held-for-investment, net	1,489,476	1,397,867	1,242,982
Allowance for loan losses	(26,037)	(27,114)	(26,424)
Net loans held-for-investment	1,463,439	1,370,753	1,216,558
Non-performing loans:
Held-for-investment(2)	17,332	17,819	30,121
Held-for-sale(2)	471	1,680	5,447
Total non-performing loans	17,803	19,499	35,568
Other real estate owned	634	664	870
Bank owned life insurance	125,113	124,094	93,042
Federal Home Loan Bank of New York stock, at cost	17,516	16,882	12,550
Borrowed funds	470,325	492,181	419,122
Deposits	1,492,689	1,492,586	1,956,860
Total liabilities	1,986,656	2,010,939	2,398,328
Total stockholders’ equity	$ 716,108	$ 716,280	$ 414,873
Total shares outstanding	57,926,233	57,939,498	41,486,819
Tangible book value per share (10)	$ 12.07	$ 12.07	NM (11)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Selected Operating Data:
Interest income	$ 22,620	$ 23,350	$ 23,380	$ 92,470	$ 91,539
Interest expense	3,938	5,392	4,060	16,948	22,644
Net interest income before provision for loan losses	18,682	17,958	19,320	75,522	68,895
Provision for loan losses	416	1,875	817	1,927	3,536
Net interest income after provision for loan losses	18,266	16,083	18,503	73,595	65,359
Non-interest income	2,619	1,471	2,588	10,161	8,586
Non-interest expense	12,989	12,527	13,309	53,873	48,998
Income before income tax expense	7,896	5,027	7,782	29,883	24,947
Income tax expense	2,940	1,786	2,682	10,736	8,916
Net income	$ 4,956	$ 3,241	$ 5,100	$ 19,147	$ 16,031
Basic earnings per share (3)	$ 0.09	$ 0.06	$ 0.09	$ 0.35	$ 0.30
Diluted earnings per share (3)	$ 0.09	$ 0.06	$ 0.09	$ 0.34	$ 0.29

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	At or For the Three						At or For the
	Months Ended						Year Ended
	December 31,				September 30,		December 31,
	2013		2012		2013		2013		2012
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.72%		0.50%		0.76%		0.70%		0.65%
Return on equity (ratio of net income to average equity)	2.73		3.16		2.82		2.70		4.08
Average equity to average total assets	26.47		15.78		26.76		25.90		15.94
Interest rate spread	2.67		2.76		2.78		2.68		2.76
Net interest margin	2.95		2.96		3.08		2.97		2.98
Efficiency ratio(5)	60.98		64.48		60.75		62.87		63.24
Non-interest expense to average total assets	1.90		1.93		1.97		1.97		1.99
Non-interest expense to average total interest-earning assets	2.05		2.06		2.12		2.12		2.12
Average interest-earning assets to average interest-bearing liabilities	144.82		122.70		145.26		142.73		122.83
Asset Quality Ratios:
Non-performing assets to total assets	0.68		1.30		0.74		0.68		1.30
Non-performing loans to total loans (6)	1.19		2.85		1.39		1.19		2.86
Allowance for loan losses to non-performing loans held-for-investment (8)	150.23		87.73		152.16		150.23		87.73
Allowance for loan losses to total loans held-for-investment, net (9)	1.75		2.13		1.94		1.75		2.13
Allowance for loan losses to originated loans held-for-investment, net (7)	1.93		2.48		2.16		1.93		2.48
Annualized net charge-offs to total average loans	0.40		0.85		0.15		0.17		0.36
Provision for loan losses as a multiple of net charge-offs	0.28	x	0.74	x	1.56	x	0.83	x	0.90	x

(1)Primarily acquired from the Federal Deposit Insurance Corporation.

(2)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(3)Basic net income per common share is calculated based on 54,435,395 and 55,133,655 average shares outstanding for the three months ended December 31, 2013, and December 31, 2012, respectively.  Basic net income per common share is calculated based on 54,637,680 and 54,339,467 average shares outstanding for the year ended December 31, 2013 and December 31, 2012, respectively.  Diluted earnings per share is calculated based on 55,442,005 and 56,072,356 average shares outstanding for the three months ended December 31, 2013 and December 31, 2012, respectively.  Diluted earnings per share is calculated based on 55,560,309 and 55,115,680 average shares outstanding for the year ended December 31, 2013 and December 31, 2012, respectively.  The share amounts have been restated as a result of the completion of the second-step conversion at a ratio of 1.4029 to 1.

(4)Annualized when appropriate.

(5)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(7)Excludes PCI and acquired loans held-for-investment.

(8)Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(9)Includes PCI and acquired loans held-for-investment.

(10)Represents total stockholders’ equity less goodwill and other intangibles divided by shares outstanding. Tangible book value per share is not meaningful for the period prior to completion of the second step conversion on January 24, 2013.

(11)Not meaningful

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2013			September 30, 2013			December 31, 2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,466,895	$ 17,451	4.72%	$ 1,367,814	$ 17,827	5.17%	$ 1,182,946	$ 16,327	5.49%
Mortgage-backed securities	891,937	4,825	2.15	949,677	5,097	2.13	1,079,291	6,373	2.35
Other securities	103,158	191	0.73	133,612	325	0.97	92,672	486	2.09
Federal Home Loan Bank of New York stock	17,564	138	3.12	13,682	124	3.60	13,596	156	4.56
Interest-earning deposits in financial institutions	35,739	15	0.17	26,439	7	0.11	42,713	8	0.07
Total interest-earning assets	2,515,293	22,620	3.57	2,491,224	23,380	3.72	2,411,218	23,350	3.85
Non-interest-earning assets	200,829			188,356			174,435
Total assets	$ 2,716,122			$ 2,679,580			$ 2,585,653

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 938,356	$ 501	0.21	$ 955,544	$ 509	0.21	$ 1,012,941	$ 1,119	0.44
Certificates of deposit	315,508	820	1.03	334,062	933	1.11	489,003	1,286	1.05
Total interest-bearing deposits	1,253,864	1,321	0.42	1,289,606	1,442	0.44	1,501,944	2,405	0.64
Borrowed funds	482,939	2,617	2.15	425,442	2,618	2.44	463,254	2,987	2.57
Total interest-bearing liabilities	1,736,803	3,938	0.90	1,715,048	4,060	0.94	1,965,198	5,392	1.09
Non-interest bearing deposit accounts	229,182			230,401			193,217
Accrued expenses and other liabilities	31,113			17,107			19,094
Total liabilities	1,997,098			1,962,556			2,177,509
Stockholders' equity	719,024			717,024			408,144
Total liabilities and stockholders' equity	$ 2,716,122			$ 2,679,580			$ 2,585,653

Net interest income		$ 18,682			$ 19,320			$ 17,958
Net interest rate spread (2)			2.67%			2.78%			2.76%
Net interest-earning assets (3)	$ 778,490			$ 776,176			$ 446,020
Net interest margin (4)			2.95%			3.08%			2.96%
Average interest-earning assets to
interest-bearing liabilities			144.82%			145.26%			122.70%

(1)	Average yields and rates are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

	For the Twelve Months Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,339,348	$ 68,472	5.11%	$ 1,100,632	$ 61,514	5.59%
Mortgage-backed securities	1,014,856	21,920	2.16	1,039,677	26,791	2.58
Other securities	129,908	1,459	1.12	116,664	2,588	2.22
Federal Home Loan Bank of New York stock	13,905	536	3.85	13,391	591	4.41
Interest-earning deposits in financial institutions	46,156	83	0.18	41,462	55	0.13
Total interest-earning assets	2,544,173	92,470	3.63	2,311,826	91,539	3.96
Non-interest-earning assets	192,007			153,827
Total assets	$ 2,736,180			$ 2,465,653

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 982,825	$ 2,635	0.27	$ 917,210	$ 4,234	0.46
Certificates of deposit	370,351	3,866	1.04	480,194	5,603	1.17
Total interest-bearing deposits	1,353,176	6,501	0.48	1,397,404	9,837	0.70
Borrowed funds	429,332	10,447	2.43	484,687	12,807	2.64
Total interest-bearing liabilities	1,782,508	16,948	0.95	1,882,091	22,644	1.20
Non-interest bearing deposit accounts	222,832			173,854
Accrued expenses and other liabilities	22,176			16,802
Total liabilities	2,027,516			2,072,747
Stockholders' equity	708,664			392,906
Total liabilities and stockholders' equity	$ 2,736,180			$ 2,465,653

Net interest income		$ 75,522			$ 68,895
Net interest rate spread (2)			2.68			2.76
Net interest-earning assets (3)	$ 761,665			$ 429,735
Net interest margin (4)			2.97%			2.98%
Average interest-earning assets to
interest-bearing liabilities			142.73			122.83

(1)	Average yields and rates are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.